Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2017, with respect to the consolidated financial statements of Fox Factory Holdings Corp., incorporated by reference in the Annual Report of Compass Diversified Holdings and subsidiaries on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Compass Diversified Holdings and subsidiaries on Forms S-3 (File No. 333-147217 and File No. 333-214949).

/s/ GRANT THORNTON LLP
San Francisco, California
March 1, 2017